SUNCOKE ENERGY, INC. REPORTS THIRD QUARTER 2025 RESULTS

•Third quarter 2025 net income was $23.8 million, compared to $33.3 million in the prior year period; third quarter 2025 net income attributable to SXC was $22.2 million, or $0.26 per diluted share, compared to $30.7 million, or $0.36 per diluted share in the prior year period

•Consolidated Adjusted EBITDA(1) for the quarter was $59.1 million, compared to $75.3 million in the prior year period

•Completed the acquisition of Phoenix Global on August 1, 2025

•Extended Granite City cokemaking contract with U.S. Steel through December 31, 2025

•Updating full-year 2025 Consolidated Adjusted EBITDA(1) guidance range to $220 million - $225 million

LISLE, Ill. (November 4, 2025) - SunCoke Energy, Inc. (NYSE: SXC) today reported results for third quarter 2025 and provided updated guidance for 2025.

"Our third quarter Consolidated Adjusted EBITDA of $59.1 million included two months of results from the addition of Phoenix Global. While the Domestic Coke segment continued to be impacted by the unfavorable mix of contract and spot coke sales, our new Industrial Services segment, which includes Phoenix Global and our logistics business, operated well during the quarter. Phoenix performed in line with our expectations, but volumes at our logistics terminals did not recover to the degree we previously expected due to persistent weak market conditions. Additionally, we have extended our cokemaking contract with U.S. Steel at Granite City through the end of 2025," said Katherine Gates, President and CEO of SunCoke Energy, Inc. "Our updated full-year Consolidated Adjusted EBITDA range of $220 million to $225 million reflects the addition of five months of Phoenix Global results, partially offset by the deferral of approximately 200,000 tons of coke sales due to a breach of contract by one of our coke customers. We are actively pursuing all avenues to enforce the contract.” Gates continued, “As SunCoke has proven in the past, we are well-equipped to navigate challenging market conditions. We are excited to have Phoenix Global as part of SunCoke, and for the new opportunities that the business brings. The integration is progressing well, and we expect to begin realizing synergies from the acquisition in 2026."
(1)See definition of Adjusted EBITDA and reconciliation to GAAP elsewhere in this release.

THIRD QUARTER CONSOLIDATED RESULTS

	Three Months Ended September 30,
(Dollars in millions)	2025	2024	Increase (decrease)
Revenues	$487.0	$490.1	$(3.1)
Net income attributable to SXC	$22.2	$30.7	$(8.5)
Adjusted EBITDA(1)	$59.1	$75.3	$(16.2)
(1)See definition of Adjusted EBITDA and reconciliation to United States generally accepted accounting principles (“GAAP”) elsewhere in this release.

Revenues in the third quarter of 2025 decreased $3.1 million as compared to the same prior year period, primarily driven by lower pricing and volumes due to the change in mix of contract and spot coke sales, as well as lower contract extension economics at Granite City in the Domestic Coke segment, partially offset by the addition of Phoenix Global in the Industrial Services segment.

Net income attributable to SXC decreased $8.5 million from the same prior year period, primarily driven by the change in mix of contract and spot coke sales, lower contract extension economics at Granite City, the absence of the $9.5 million gain on elimination of the majority of legacy black lung liabilities recorded in the third quarter of 2024, and transaction and restructuring costs of $7.6 million, partially offset by lower income tax expense driven by capital investment tax credits.

Adjusted EBITDA decreased $16.2 million as compared to the same prior year period, primarily driven by lower volumes and pricing due to the change in mix of contract and spot coke sales, lower contract extension economics at Granite City, the absence of the $9.5 million gain on elimination of the majority of legacy black lung liabilities recorded in the third quarter of 2024, and lower volumes at the logistics terminals, partially offset by the inclusion of Phoenix Global results.

THIRD QUARTER SEGMENT RESULTS

Domestic Coke
Domestic Coke consists of cokemaking facilities and heat recovery operations at our Jewell, Indiana Harbor, Haverhill, Granite City and Middletown plants.

	Three Months Ended September 30,
(Dollars in millions, except per ton amounts)	2025	2024	Increase (decrease)
Revenues	$413.8	$459.9	$(46.1)
Adjusted EBITDA(1)	$44.0	$58.1	$(14.1)
Sales volumes (thousands of tons)	951	1,027	(76)
Adjusted EBITDA per ton(2)	$46.27	$56.57	$(10.30)
(1)See definition of Adjusted EBITDA elsewhere in this release.
(2)Reflects Domestic Coke Adjusted EBITDA divided by Domestic Coke sales volumes.

Revenues in the third quarter of 2025 decreased $46.1 million as compared to the same prior year period, primarily driven by lower pricing and volumes due to the change in mix of contract and spot coke sales, as well as lower contract extension economics at Granite City.

Adjusted EBITDA in the third quarter of 2025 decreased $14.1 million as compared to the same prior year period, primarily driven by lower volumes and pricing due to the change in mix of contract and spot coke sales, lower contract extension economics at Granite City, and lower volumes driven by lower coal-to-coke yields.

Industrial Services
Industrial Services consists of the handling and mixing services of coal and other aggregates at our logistics terminals, including Convent Marine Terminal ("CMT"), Lake Terminal, and Kanawha River Terminals (“KRT”). Additionally, Industrial Services includes fifteen molten slag removal, handling, and processing operating sites in four countries.

	Three Months Ended September 30,
(Dollars in millions, except per ton amounts)	2025	2024	Increase (decrease)
Revenues	$64.1	$21.4	$42.7
Intersegment sales	$5.3	$6.0	$(0.7)
Adjusted EBITDA(1)	$18.2	$13.7	$4.5
Tons handled (thousands of tons)(2)	5,235	5,843	(608)
Customer volumes serviced (thousands of tons)	3,825	—	3,825
(1)See definition of Adjusted EBITDA elsewhere in this release.
(2)Reflects inbound tons handled during the period.

Revenues in the third quarter of 2025 increased $42.7 million as compared to the same prior year period, primarily driven by the addition of two months of Phoenix Global results.

Adjusted EBITDA increased by $4.5 million as compared to the same prior year period, primarily driven by the addition of two months of Phoenix Global results, partially offset by lower volumes at logistics terminals due to market conditions.

Corporate and Other
Corporate and Other, which includes results from our legacy coal mining business and Brazil cokemaking business, was an expense of $3.1 million during the third quarter of 2025, compared to a net positive of $3.5 million during the third quarter of 2024, primarily due to the absence of the $9.5 million gain on elimination of the majority of legacy black lung liabilities recorded in the third quarter of 2024.

2025 REVISED OUTLOOK
Our 2025 revised guidance reflects the addition of Phoenix Global and estimated impact of the deferral of coke sales tons due to a customer's breach of contract on Consolidated Net Income, Consolidated Adjusted EBITDA, and Operating cash flow.
Our revised 2025 guidance is as follows:
•Domestic Coke total production is expected to be approximately 3.9 million tons
•Consolidated Net Income is expected to be between $48 million and $58 million
•Consolidated Adjusted EBITDA is expected to be between $220 million and $225 million
•Capital expenditures are projected to be approximately $70 million
•Operating cash flow is estimated to be between $62 million and $72 million
•Cash taxes are projected to be between $4 million and $7 million

Disclaimer: The Company's 2025 outlook and guidance are based on the Company's current estimates and assumptions that are subject to change and may be outside the control of the Company. If actual results vary from these estimates and assumptions, the Company's expectations may change. There can be no assurances that SunCoke will achieve the results expressed by this outlook and guidance.

RELATED COMMUNICATIONS

We will host our quarterly earnings call at 11:00 am ET (10:00 a.m. CT) today. The conference call will be webcast live at https://event.choruscall.com/mediaframe/webcast.html?webcastid=QA6BURmE and archived for replay in the Investors section of www.suncoke.com. Investors and analysts may participate in this call by dialing 1-833-821-7847 in the U.S. or 1-412-652-1261 if outside the U.S., and asking to be joined into the SunCoke Energy, Inc. call.

SUNCOKE ENERGY, INC.

SunCoke Energy, Inc. (NYSE: SXC) supplies high-quality coke to domestic and international customers. Our coke is used in the blast furnace production of steel as well as the foundry production of casted iron, with the majority of sales under long-term, take-or-pay contracts. We also export coke to overseas customers seeking high-quality product for their blast furnaces. Our process utilizes an innovative heat-recovery technology that captures excess heat for steam or electrical power generation and draws upon more than 60 years of cokemaking experience to operate our facilities in Illinois, Indiana, Ohio, Virginia and Brazil. Our industrial services business provides export and domestic material handling services to coke, coal, steel, power and other bulk customers, as well as mission-critical services to leading steel producers globally. The logistics terminals have the collective capacity to mix and transload more than 40 million tons of material each year and are strategically located to reach Gulf Coast, East Coast, Great Lakes and international ports. Additional industrial services include the removal, handling, and processing of molten slag at customer sites, as well as preparation and transportation of metal scraps, raw materials, and finished products. To learn more about SunCoke Energy, Inc., visit our website at www.suncoke.com.

SunCoke routinely announces material information to investors and the marketplace using press releases, Securities and Exchange Commission filings, public conference calls, webcasts, sustainability reports, and SunCoke's website at https://www.suncoke.com/en/investors/overview. The information that SunCoke posts to its website may be deemed to be material. Accordingly, SunCoke encourages investors and others interested in SunCoke to routinely monitor and review the information that SunCoke posts on its website, in addition to following SunCoke's press releases, Securities and Exchange Commission filings, sustainability reports, and public conference calls and webcasts.

NON-GAAP FINANCIAL MEASURES
In addition to U.S. GAAP measures, this press release contains certain non-GAAP financial measures. These non-GAAP financial measures should not be considered as alternatives to the measures derived in accordance with U.S. GAAP. Non-GAAP financial measures have important limitations as analytical tools, and you should not consider them in isolation or as substitutes for results as reported under U.S. GAAP. Additionally, other companies may calculate non-GAAP metrics differently than we do, thereby limiting their usefulness as a comparative measure. Because of these and other limitations, you should consider our non-GAAP measures only as supplemental to other U.S. GAAP-based financial performance measures, including revenues and net income. Reconciliations to the most comparable GAAP financial measures are included following the presentation of financial and operating results included at the end of this press release.

DEFINITIONS
•Adjusted EBITDA represents earnings before interest, taxes, depreciation and amortization (“EBITDA”), adjusted for any impairments, restructuring costs, gains or losses on extinguishment of debt, gains or losses on derivative instruments, site closure costs and/or transaction costs ("Adjusted EBITDA"). EBITDA and Adjusted EBITDA do not represent and should not be considered alternatives to net income or operating income under U.S. GAAP and may not be comparable to other similarly titled measures in other businesses. Management believes Adjusted EBITDA is an important measure in assessing operating performance. Adjusted EBITDA provides useful information to investors because it highlights trends in our business that may not otherwise be apparent when relying solely on U.S. GAAP measures and because it eliminates items that have less bearing on our operating performance. EBITDA and Adjusted EBITDA are not measures calculated in accordance with U.S. GAAP, and they should not be considered a substitute for net income, or any other measure of financial performance presented in accordance with U.S. GAAP.

•Adjusted EBITDA attributable to SXC represents Adjusted EBITDA less Adjusted EBITDA attributable to noncontrolling interests.

FORWARD-LOOKING STATEMENTS

This press release and related conference call contain “forward-looking statements” (as defined in Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended). Forward-looking statements often may be identified by the use of such words as "believe," "expect," "plan," "project," "intend," "anticipate," "estimate," "predict," "potential," "continue," "may," "will," "should," or the negative of these terms, or similar expressions. However, the absence of these words or similar expressions does not mean that a statement is not forward-looking. Any statements made in this press release or during the related conference call that are not statements of historical fact, including statements about our full-year 2025 outlook and guidance, our 2025 key initiatives, future dividends and the timing of such dividend payments, anticipated amount of 2025 coke sales, challenging market conditions, anticipated transaction benefits and synergies of the Phoenix Global acquisition and expected timing of Phoenix Global's integration, the intended hosting and timing of any investor conferences, the effect of restrictive trade regulations, including tariffs, on us or our major customers, business partners and/or suppliers, and expected future financial performance, are forward-looking statements and should be evaluated as such. Forward-looking statements represent only our present beliefs regarding future events, many of which are inherently uncertain and involve significant known and unknown risks and uncertainties (many of which are beyond the control of SunCoke) that could cause our actual results and financial condition to differ materially from the anticipated results and financial condition indicated in such forward-looking statements. These risks and uncertainties include, but are not limited to, the risks and uncertainties described in Item 1A (“Risk Factors”) of our Annual Report on Form 10-K for the most recently completed fiscal year, as well as those described from time to time in our other reports and filings with the Securities and Exchange Commission (SEC).

In accordance with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, SunCoke has included in its filings with the SEC cautionary language identifying important factors (but not necessarily all the important factors) that could cause actual results to differ materially from those expressed in any forward-looking statement made by SunCoke. For information concerning these factors and other important information regarding the matters discussed in this press release and related conference call, see SunCoke's SEC filings, copies of which are available free of charge on SunCoke's website at www.suncoke.com or on the SEC's website at www.sec.gov. All forward-looking statements included in this press release and related conference call are expressly qualified in their entirety by such cautionary statements. Unpredictable or unknown factors not discussed in this press release and related conference call also could have material adverse effects on forward-looking statements.

Forward-looking statements are not guarantees of future performance, but are based upon the current knowledge, beliefs and expectations of SunCoke management, and upon assumptions by SunCoke concerning future conditions, any or all of which ultimately may prove to be inaccurate. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. SunCoke does not intend, and expressly disclaims any obligation, to update or alter its forward-looking statements (or associated cautionary language), whether as a result of new information, future events, or otherwise, after the date of this press release except as required by applicable law.

SunCoke Energy, Inc.
Consolidated Statements of Income
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024

	(Dollars and shares in millions, except per share amounts)
Revenues
Sales and other operating revenue	$487.0	$490.1	$1,357.1	$1,449.4
Costs and operating expenses
Cost of products sold and operating expenses	407.9	405.2	1,145.3	1,197.1
Selling, general and administrative expenses	28.3	9.6	63.6	45.8
Depreciation and amortization expense	37.4	28.1	94.8	90.1
Total costs and operating expenses	473.6	442.9	1,303.7	1,333.0
Operating income	13.4	47.2	53.4	116.4
Interest expense, net	8.4	5.7	19.0	17.8
Income before income tax (benefit) expense	5.0	41.5	34.4	98.6
Income tax (benefit) expense	(18.8)	8.2	(12.3)	20.9
Net income	23.8	33.3	46.7	77.7
Less: Net income attributable to noncontrolling interests	1.6	2.6	5.3	5.5
Net income attributable to SunCoke Energy, Inc.	$22.2	$30.7	$41.4	$72.2
Earnings attributable to SunCoke Energy, Inc. per common share:
Basic	$0.26	$0.36	$0.48	$0.85
Diluted	$0.26	$0.36	$0.48	$0.85
Weighted average number of common shares outstanding:
Basic	85.6	85.1	85.5	85.1
Diluted	85.7	85.3	85.6	85.3

SunCoke Energy, Inc.
Consolidated Balance Sheets

	September 30, 2025	December 31, 2024
	(Unaudited)
	(Dollars in millions, except par value amounts)
Assets
Cash and cash equivalents	$80.4	$189.6
Receivables (net of allowances of $11.0 million and $0.6 million at September 30, 2025 and December 31, 2024, respectively)	137.4	96.6
Inventories	217.7	180.8
Income tax receivable	26.5	—
Other current assets	22.0	7.6
Total current assets	484.0	474.6
Properties, plants and equipment (net of accumulated depreciation of $1,594.6 million and $1,497.6 million at September 30, 2025 and December 31, 2024, respectively)	1,310.3	1,143.6
Goodwill	67.0	3.4
Intangible assets, net	45.8	25.8
Deferred charges and other assets	24.9	20.8
Total assets	$1,932.0	$1,668.2
Liabilities and Equity
Accounts payable	$153.5	$153.2
Accrued liabilities	65.3	51.6
Interest payable	7.5	—
Income tax payable	1.6	1.0
Total current liabilities	227.9	205.8
Long-term debt	691.1	492.3
Accrual for black lung benefits	12.9	12.7
Retirement benefit liabilities	7.1	7.6
Deferred income taxes	215.7	196.8
Asset retirement obligations	18.2	17.2
Long-term financing lease liability	4.6	0.2
Other deferred credits and liabilities	28.4	24.6
Total liabilities	1,205.9	957.2
Equity
Preferred stock, $0.01 par value. Authorized 50,000,000 shares; no issued shares at both September 30, 2025 and December 31, 2024	—	—
Common stock, $0.01 par value. Authorized 300,000,000 shares; issued 100,069,991 and 99,756,420 shares at September 30, 2025 and December 31, 2024, respectively	1.0	1.0
Treasury stock, 15,404,482 shares at both September 30, 2025 and December 31, 2024	(184.0)	(184.0)
Additional paid-in capital	731.8	732.8
Accumulated other comprehensive loss	(1.1)	(7.7)
Retained earnings	148.2	138.1
Total SunCoke Energy, Inc. stockholders’ equity	695.9	680.2
Noncontrolling interest	30.2	30.8
Total equity	726.1	711.0
Total liabilities and equity	$1,932.0	$1,668.2

SunCoke Energy, Inc.
Consolidated Statements of Cash Flows
(Unaudited)

	Nine Months Ended September 30,
	2025	2024

	(Dollars in millions)
Cash Flows from Operating Activities
Net income	$46.7	$77.7
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	94.8	90.1
Deferred income tax expense	1.2	7.7
Share-based compensation expense	2.0	4.1
Gain on extinguishment of legacy coal liabilities	—	(9.5)
Changes in working capital pertaining to operating activities:
Receivables, net	6.7	7.6
Inventories	(24.9)	(13.2)
Accounts payable	(17.3)	(17.0)
Accrued liabilities	(20.3)	(35.1)
Interest payable	7.5	6.1
Income taxes	(24.8)	(4.2)
Other operating activities	(19.1)	(6.4)
Net cash provided by operating activities	52.5	107.9
Cash Flows from Investing Activities
Capital expenditures	(43.0)	(48.1)
Acquisition of Phoenix Global, net of cash acquired	(271.5)	—
Other investing activities	(0.5)	0.5
Net cash used in investing activities	(315.0)	(47.6)
Cash Flows from Financing Activities
Proceeds from revolving facility	272.0	11.0
Repayment of revolving facility	(73.0)	(11.0)
Debt issuance costs	(2.0)	—
Dividends paid	(31.2)	(27.5)
Cash distribution to noncontrolling interests	(5.9)	(4.4)
Repayment of finance lease liabilities	(4.0)	(0.2)
Other financing activities	(3.0)	(3.6)
Net cash provided by (used in) financing activities	152.9	(35.7)
Effect of translation changes on cash	0.4	—
Net (decrease) increase in cash and cash equivalents	(109.2)	24.6
Cash and cash equivalents at beginning of period	189.6	140.1
Cash and cash equivalents at end of period	$80.4	$164.7
Supplemental Disclosure of Cash Flow Information
Interest paid	$13.1	$12.2
Income taxes paid, net of refunds of $5.0 million and zero, respectively	$11.3	$17.3

SunCoke Energy, Inc.
Segment Financial and Operating Data

The following tables set forth financial and operating data for the three and nine months ended September 30, 2025 and 2024:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024

	(Dollars in millions, except per ton amounts)
Sales and Other Operating Revenues:
Domestic Coke	$413.8	$459.9	$1,230.0	$1,361.0
Industrial Services	64.1	21.4	101.6	62.2
Industrial Services intersegment sales	5.3	6.0	16.8	17.8
Elimination of intersegment sales	(5.3)	(6.0)	(16.8)	(17.8)
Total sales and other operating revenue reportable segments	$477.9	$481.3	$1,331.6	$1,423.2
Corporate and Other, net(1)	9.1	8.8	25.5	26.2
Total sales and other operating revenue	$487.0	$490.1	$1,357.1	$1,449.4
Adjusted EBITDA:
Domestic Coke	$44.0	$58.1	$134.4	$177.4
Industrial Services	18.2	13.7	39.6	38.9
Corporate and Other, net(1)	(3.1)	3.5	(11.5)	(9.6)
Total Adjusted EBITDA(2)	$59.1	$75.3	$162.5	$206.7
Coke Operating Data:
Domestic Coke capacity utilization(3)	97%	102%	94%	100%
Domestic Coke production volumes (thousands of tons)	982	1,031	2,834	3,009
Domestic Coke sales volumes (thousands of tons)	951	1,027	2,792	2,996
Domestic Coke Adjusted EBITDA per ton(4)	$46.27	$56.57	$48.14	$59.21
Industrial Services Operating Data:
Logistics tons handled (thousands of tons)	5,235	5,843	15,704	17,277
Customer volumes serviced (thousands of tons)	3,825	—	3,825	—
(1)Corporate and Other, net is not a reportable segment.
(2)See definition of Adjusted EBITDA and reconciliation to GAAP elsewhere in this release.
(3)The production of foundry coke tons does not replace blast furnace coke tons on a ton for ton basis, as foundry coke requires longer coking time. The Domestic Coke capacity utilization is calculated assuming a single ton of foundry coke replaces approximately two tons of blast furnace coke.
(4)Reflects Domestic Coke Adjusted EBITDA divided by Domestic Coke sales volumes.

SunCoke Energy, Inc.
Reconciliation of Non-GAAP Information
Net Income to Consolidated Adjusted EBITDA

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
	(Dollars in millions)
Net income	$23.8	$33.3	$46.7	$77.7
Add:
Depreciation and amortization expense	37.4	28.1	94.8	90.1
Interest expense, net	8.4	5.7	19.0	17.8
Income tax (benefit) expense	(18.8)	8.2	(12.3)	20.9
Loss on derivative forward contracts	0.7	—	0.7	—
Restructuring costs(1)	3.0	—	3.5	—
Transaction costs(2)	4.6	—	10.1	0.2
Adjusted EBITDA	$59.1	$75.3	$162.5	$206.7
(1)Restructuring costs include severance and other related charges primarily associated with the acquisition of Phoenix Global.
(2)Reflects costs incurred related to the acquisition of Phoenix Global and the granulated pig iron project with U.S. Steel.

SunCoke Energy, Inc.
Reconciliation of Non-GAAP Information
Estimated 2025 Net Income
to Estimated 2025 Consolidated Adjusted EBITDA

	2025
	Low	High
	(Dollars in millions)
Net income	$48.0	$58.0
Add:
Depreciation and amortization expense	138.0	136.0
Interest expense, net	30.0	28.0
Income tax expense	(11.0)	(10.0)
Restructuring costs (1)	5.0	3.0
Transaction costs (2)	10.0	10.0
Adjusted EBITDA	$220.0	$225.0
(1)Restructuring costs include severance and other related charges primarily associated with the acquisition of Phoenix Global.
(2)Reflects costs incurred related to the acquisition of Phoenix Global and the granulated pig iron project with U.S. Steel.

Investor/Media Inquiries:
Sharon Doyle
Manager, Investor Relations
(630) 824-1907